                                  UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 10)*

                             Jaco Electronics, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.10 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   469783-10-4
                                   -----------
                                 (CUSIP Number)

                               December 31, 2000
              -----------------------------------------------------
              Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)
         [ ]  Rule 13d-1(c)
         [X]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 469783-10-4                   13G


------------------------------------------------------------------------------------------------------
 1       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                              Charles B. Girsky

------------------------------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                     (a) [ ]

                                                                     (b) [ ]

------------------------------------------------------------------------------------------------------
3        SEC USE ONLY


------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                                        United States

------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER
                                     155,545 shares                                     2.7%
        Number of
          Shares            --------------------------------------------------------------------------
       Beneficially          6    SHARED VOTING POWER
         Owned By                    352,815 shares                                     6.2%
           Each
        Reporting           --------------------------------------------------------------------------
          Person             7    SOLE DISPOSITIVE POWER
           With                      155,545 shares                                     2.7%

                            --------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER
                                     352,815 shares                                     6.2%

------------------------------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                         508,360 shares

------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                                                   [ ]

------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                                        8.8%

------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                 IN

------------------------------------------------------------------------------------------------------

CUSIP NO. 469783-10-4                   13G

------------------------------------------------------------------------------------------------------
 1       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                                Lois Girsky

------------------------------------------------------------------------------------------------------
 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                     (a) [ ]

                                                                     (b) [ ]

------------------------------------------------------------------------------------------------------
 3       SEC USE ONLY


------------------------------------------------------------------------------------------------------
 4       CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                                        United States

------------------------------------------------------------------------------------------------------
                             5    SOLE VOTING POWER
                                    0 shares                                            0%
        Number of
          Shares            --------------------------------------------------------------------------
       Beneficially          6    SHARED VOTING POWER
         Owned By                   508,360 shares                                      8.8%
           Each
        Reporting           --------------------------------------------------------------------------
          Person             7    SOLE DISPOSITIVE POWER
           With                     0 shares                                            0%

                            --------------------------------------------------------------------------
                             8    SHARED DISPOSITIVE POWER
                                    508,360 shares                                      8.8%

------------------------------------------------------------------------------------------------------
 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                         508,360 shares

------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


                                                                                        [ ]
------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                                        8.8%

------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                                                IN

------------------------------------------------------------------------------------------------------

CUSIP NO. 469783-10-4                   13G


        This statement constitutes Amendment No. 10 to the Schedule 13G previously filed by the Reporting Persons. All information was adjusted to give effect to a 3-for-2 stock split which was effective on July 24, 2000. No changes in any information previously reported have occurred, except as set forth in this or prior Amendments.

ITEM 1.

               (a)    Jaco Electronics, Inc.

               (b)    Address of Issuer's Principal Executive Offices

                      145 Oser Avenue
                      Hauppauge, NY 11788

                      Common Stock, $0.10 per share (CUSIP No. 469783-10-4)

ITEM 2.

1.             (a)    Name of Person Filing:       Charles Girsky
               (b)    Address of Principal Business Office, or, if none,
                      Residence:
                                         2282 Townsgate Road
                                         Westlake Village, California 91361
               (c)    Citizenship:       United States
               (d)    Title of Class of Securities:
                                         Common Stock, $0.10 par value per share
               (e)    CUSIP Number:      469783-10-4

2.             (a)    Name of Person Filing:  Lois Girsky
               (b)    Address of Principal Business Office, or, if none,
                      Residence:
                                         2282 Townsgate Road
                                         Westlake Village, California 91361
               (c)    Citizenship:       United States
               (d)    Title of Class of Securities:
                                         Common Stock, $0.10 par value per share
               (e)    CUSIP Number:      469783-10-4

ITEM 3. If this statement is filed pursuant to Section 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person is a:

        (a)    [ ]    Broker or dealer registered under section 15 of the Act
                      (15 U.S.C.78o)

        (b)    [ ]    Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                      78c).

        (c)    [ ]    Insurance company as defined in section 3(a)(19) of the
                      Act (15 U.S.C. 78c).

CUSIP NO. 469783-10-4                   13G


        (d)    [ ]    Investment company as registered under section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8).

        (e)    [ ]    An investment adviser in accordance with Section
                      240.13d-1(b)(1)(ii)(E);

        (f)    [ ]    An employee benefit plan or endowment fund in accordance
                      with Section 240.13d-1(b)(1)(ii)(F);

        (g)    [ ]    A parent holding company or control person in accordance
                      with Section 240.13d-1(b)(1)(ii)(G);

        (h)    [ ]    A savings associations as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i)    [ ]    A church plan that is excluded from the definition of an
                      investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

        (j)    [ ]    Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4.        OWNERSHIP

        1. Charles Girsky, is a Trustee of The Girsky Family Trust, dated 12/15/95 ("Girsky Family Trust") and the husband of Lois Girsky. Mr. Girsky is a director and Executive Vice President of the Issuer.

               (a)    Amount Beneficially Owned: 508,360(1,2) shares

               (b)    Percent of Class: 8.8%

               (c)    Number of shares as to which such person has:

                      (i)    sole power to vote or to direct the vote:
                             155,545(1) shares
                      (ii)   shared power to vote or to direct the vote:
                             352,815(2) shares
                      (iii) sole power to dispose or to direct the disposition of: 155,545(1) shares
                      (iv) shared power to dispose or to direct the disposition of: 352,815(2) shares


--------
(1) Includes 90,000 shares of Common Stock acquirable pursuant to the exercise of options granted under the Issuer's 1993 Non-Qualified Stock Option Plan to Charles Girsky and 37,500 shares of Common Stock awarded under the Issuer's Restricted Stock Plan. Does not include non-qualified stock options granted under the 2000 Stock Option Plan to acquire 25,000 shares of Common Stock that are not exercisable within sixty days of the date hereof.

(2)      Includes 352,815 shares of Common Stock held by the Girsky Family
Trust.

CUSIP NO. 469783-10-4                   13G


        2. Lois Girsky, is a Trustee of the Girsky Family Trust and the wife of Charles Girsky.

               (a)    Amount Beneficially Owned: 508,360(1,2) shares

               (b)    Percent of Class: 8.8%

               (c)    Number of shares as to which such person has:

                      (i)    sole power to vote or to direct the vote: 0 shares
                      (ii)   shared power to vote or to direct the vote:
                             508,360(1,2) shares
                      (iii) sole power to dispose or to direct the disposition of: 0 shares
                      (iv) shared power to dispose or to direct the disposition of: 508,360(1,2) shares

Instruction: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Instruction: Dissolution of a group requires a response to this item.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable.

ITEM 10.   CERTIFICATION.

           Not Applicable.

CUSIP NO. 469783-10-4


                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    February  13, 2001
                                                   -----------------------------
                                                          Date


                                                   /s/ Charles B. Girsky
                                                   Signature


                                                    Charles B. Girsky
                                                   -----------------------------
                                                          Name/Title



        The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties for whom copies are to be sent.


ATTENTION:     INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
               CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).

CUSIP NO. 469783-10-4


                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    February  13, 2001
                                                   -----------------------------
                                                          Date


                                                   /s/ Lois Girsky
                                                   Signature


                                                    Lois Girsky
                                                   -----------------------------
                                                          Name/Title



        The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties for whom copies are to be sent.


ATTENTION:     INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
               CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).